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                                                                     Exhibit 5.1
                          OPINION OF LATHAM & WATKINS
                                 May 29, 2001

SCIOS Inc.
820 West Maude Avenue
Sunnyvale, California  94085

Re:       Registration Statement on Form S-3

Ladies and Gentlemen:

     In connection with the registration by Scios Inc., a Delaware corporation (the "Company"), of an aggregate of $24,000,000 of shares (the "Shares") of the Common Stock, par value $.001 per share (the "Common Stock"), of the Company on a Registration Statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, you have requested our opinion with respect to the matters set forth below. The Registration Statement incorporates by reference the Registration Statement on Form S-3 (No. 333-53928), filed with the Commission on January 19, 2001, as amended by Amendment No. 1 filed with the Commission on February 9, 2001 (collectively, the "Initial Registration Statement").

     The Initial Registration Statement includes a prospectus ("Prospectus") that provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a "Prospectus Supplement").

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, we have assumed that such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon due adoption by the Board of Directors of the Company of a resolution in form and content as required by applicable law and upon issuance and delivery of and payment of legal consideration in excess of the par value thereof for the Shares in the manner contemplated by
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the Initial Registration Statement, the Registration Statement and the related
Prospectus Supplement(s) and by such resolution, and assuming that (i) the terms of the Shares as executed and delivered are as described in the Initial Registration Statement, the Registration Statement and the related Prospectus Supplement(s), (ii) at the time of issuance of the Shares, the Company has a sufficient number of authorized but unissued shares under the Company's Certificate of Incorporation, as amended, and (iii) the Shares as executed and delivered comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company, the Shares will be validly issued, fully paid and nonassessable.

  We consent to your filing this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,


                                        /s/ LATHAM & WATKINS